Exhibit 23.6

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form S-4, of Knight Holdco, Inc. of our report dated March 30, 2012, except for Note 20, Note 21 and the earnings per unit information included in Note 19 and on the consolidated statements of income, as to which the date is February 11, 2013, relating to the financial statements of Getco Holding Company, LLC and Subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 11, 2013